Exhibit 8

TERAWULF INC.

WARRANT

This warrant and the securities issuable upon exercise of this warrant have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction. This warrant and the securities issuable upon exercise of this warrant may not be sold or offered for sale, pledged or hypothecated except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration thereunder, in each case in accordance with all applicable securities laws of the states or other jurisdictions, and in the case of a transaction exempt from registration, such warrant and the securities issuable upon exercise of such warrant may only be transferred if the issuer and, if applicable, the transfer agent for such warrant and the securities issuable upon exercise of such warrant has receive documentation reasonably satisfactory to it that such transaction does not require registration under the Securities Act.

THIS WARRANT AGREEMENT, dated as of January 30, 2023 (this “Warrant”), is by and between (a) TeraWulf Inc., a Delaware corporation (the “Corporation”), and (b) each Person listed on Schedule I (each a “Holder” and, collectively, the “Holders”). The Corporation and the Holders are sometimes referred to herein collectively as the “Parties” or individually as a “Party.”

R E C I T A L S

WHEREAS, the Holders acquired the warrants (the “Warrants”), each exercisable into one Warrant Share pursuant to those certain Subscription Agreements, dated as of January 30, 2023, by and between the Corporation and the Holders (the “Subscription Agreement”); and

WHEREAS, this Warrant is intended to set forth the terms and conditions of the Warrants.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1

Definitions and References

Section 1.01 Definitions. As used herein, the following terms have the respective meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Exercise Price” means an amount equal to the product of (a) the number of Warrant Shares in respect of which this Warrant is then being exercised pursuant to Section 2.02, multiplied by (b) the then-current Exercise Price.

“Board” means the board of directors of the Corporation.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are authorized or required to close in the City of New York, New York.

“Common Shares” means the shares of common stock, par value $0.001 per share, of the Corporation.

“Corporation” has the meaning set forth in the preamble.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interests.

“Exercise Certificate” has the meaning assigned to such term in Section 3.01(a).

“Exercise Date” means, for any given exercise of a Warrant, the earliest date that is a Business Day on which the conditions to such exercise as set forth in Section 3.01 shall have been satisfied at or prior to 5:00 p.m., New York City time.

“Exercise Period” means the period beginning on the first Business Day following the date of the Stockholder Approval and ending at the Expiration Time.

“Exercise Price” means $0.00001 per Common Share, as may be adjusted pursuant to Article 4 hereof.

“Expiration Time” means 5:00 p.m., New York City time, on December 31, 2023, unless mutually extended by all Parties in writing.

“Fair Market Value” means, as of any particular date: (a) if the Common Shares are listed on a domestic securities exchange as of such date, the VWAP Price for such date on all domestic securities exchanges on which the Common Shares may at the time be listed; (b) if the Common Shares are not listed on a domestic securities exchange but are quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association as of such date, (i) the VWAP Price for such date on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association or (ii) if there have been no sales of the Common Shares on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for Common Shares quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of the day; or (c) if the Common Shares are not listed on a domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association as of such date, the fair market value of one Common Share as determined in good faith by the Board.

“Fundamental Transaction” means, whether through one transaction or a series of related transactions, any (a) recapitalization of the Corporation, (b) reclassification of the stock of the Corporation (other than (i) a change in par value, from par value to no par value, from no par value to par value or (ii) as a result of a stock dividend or subdivision, split up or combination of shares to which Section 4.01 applies), (c) consolidation or merger of the Corporation with and into another Person or of another Person with and into the Corporation (whether or not the Corporation is the surviving corporation of such consolidation or merger), (d) sale or lease of all or substantially all of the Corporation’s assets (on a consolidated basis) or capital stock to another Person or (e) other similar transaction, in each case, that entitles the holders of Common Shares to receive (either directly or upon subsequent liquidation) stock, securities or assets (including cash) with respect to or in exchange for Common Shares.

“Holders” has the meaning set forth in the preamble.

“Holder Parties” means (i) the Holders, (ii) each Holder’s respective Affiliates, (iii) employee benefit plans sponsored by any Holder or any of its Affiliates (or a master trust holding the assets of such benefit plans), and/or (iv) any other Person that invests money for or on behalf of any of the foregoing.

“Issue Date” means January 30, 2023.

“NASDAQ” means The Nasdaq Stock Market LLC.

“OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.

“Parties” has the meaning set forth in the preamble.

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.

“Pink OTC Markets” means the OTC Markets Group Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB and OTC Pink.

“Stockholder Approval” means the requisite approval of the Corporation’s stockholders at a special meeting to amend the Amended and Restated Certificate of Incorporation of the Corporation to increase the maximum number of authorized shares of common stock, with the par value of $0.0001 per share, from 200,000,000 to 400,000,000.

“Securities” has the meaning assigned to such term in Section 5.01.

“Securities Act” means the Securities Act of 1933, as amended.

“Subscription Agreement” has the meaning set forth in the recitals.

“Successor Affiliate” has the meaning assigned to such term in Section 6.02.

“Transfer” has the meaning assigned to such term in Section 6.02.

“Transfer Agent” means the entity designated by the Corporation to act as transfer agent for the Common Shares.

“VWAP Price” means, as of a particular date, the volume-weighted average trading price, as adjusted for splits, combinations and other similar transactions, of a Common Share for the consecutive period of ten Business Days ending two Business Days prior to such date, except that if the Common Shares are listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading.

“Warrant” has the meaning set forth in the preamble.

“Warrant Register” has the meaning assigned to such term in Section 6.05.

“Warrant Shares” has the meaning assigned to such term in Section 2.01.

Section 1.02 Rules of Construction. Unless the context otherwise requires or except as otherwise expressly provided:

(a) “herein,” “hereto” or “hereof” and other words of similar import refer to this Warrant as a whole and not to any particular Section, Article or other subdivision;

(b) the word “including” is not limiting and means “including without limitation”;

(c) definitions will be equally applicable to both the singular and plural forms of the terms defined;

(d) all references to Sections or Articles or Exhibits refer to Sections or Articles or Exhibits of or to this Warrant unless otherwise indicated;

(e) all exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Warrant as if set forth in full herein, and any capitalized terms used in any exhibit but not otherwise defined therein will have the meaning as defined in this Warrant;

(f) all references to a Party include such Party’s successors and permitted assigns;

(g) any reference to “$” or “dollars” means United States dollars; and

(h) references to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations, as amended from time to time (or to successor statutes and regulations).

Article 2

Issuance, Exercise and Expiration of Warrant

Section 2.01 Issuance of Warrant

(a)Subject to the terms and conditions hereof, this Warrant shall represent the Holder’s right to purchase from the Corporation the number of Common Shares set forth opposite its name on Schedule I (the Common Shares issuable upon exercise of the warrants, as may be adjusted from time to time pursuant to Article 4 hereof, (the “Warrant Shares”)).

Section 2.02 Exercise of Warrant. Subject to the terms and conditions hereof, and pursuant to the procedures set forth in Section 3.01, each Holder may exercise such right to purchase with respect to all or any part of this Warrant Shares at any time or from time to time on any Business Day during the Exercise Period.

Section 2.03Vesting.

(a)Upon the exercise of any Warrant, each Holder shall be entitled to receive freely tradeable Warrant Shares.

(b)For the avoidance of doubt, no Warrants that have become exercisable shall be subject to cancellation or deemed cancellation.

(c)Warrants shall have no voting rights until exercised.

Section 2.04 Expiration of Warrant. The right to purchase the Warrant Shares pursuant to this Warrant shall terminate and become void as of the Expiration Time.

Article 3

Exercise Procedure

Section 3.01 Conditions to Exercise. Each Holder may exercise this Warrant during the Exercise Period upon (and only upon):

(a) execution and delivery of an Exercise Certificate in the form attached hereto as Exhibit A (each, an “Exercise Certificate”), duly completed (including specifying the number of Warrant Shares to be purchased in connection with such exercise);

(b) payment to the Corporation of the Aggregate Exercise Price for such exercise in accordance with Section 3.02; and

(c) to the extent any withholding tax on the exercise of a Warrant is required, each Holder shall (i) make a wire transfer in immediately available funds to the Corporation in an amount sufficient to satisfy any such withholding tax or (ii) establish to the satisfaction of the Corporation that such withholding tax has been paid.

Section 3.02 Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made to the Corporation by wire transfer of immediately available funds to an account designated in writing by the Corporation, in the amount of such Aggregate Exercise Price.

Section 3.03 Delivery of Warrant Shares. As promptly as reasonably practicable on or after the Exercise Date, and in any event within three Business Days thereafter, the Corporation shall cause the Transfer Agent to issue book-entry interests representing the number of freely tradable Warrant Shares exercised on such Exercise Date to the account designated by the applicable Holder in the applicable Exercise Certificate.

Section 3.04 Fractional Shares. The Corporation shall not be required to issue a fractional Warrant Share upon exercise of any Warrant. As to any fraction of a Warrant Share that any Holder would otherwise be entitled to receive upon such exercise, the Corporation shall pay to such Holder an amount in cash (by delivery of a certified or official bank check or by wire transfer of immediately available funds) equal to the product of (i) such fraction of a Warrant Share multiplied by (ii) the Fair Market Value of one Warrant Share on the Exercise Date.

Section 3.05 Warrant Register. Unless this Warrant shall have been fully exercised, the Corporation shall, at the time of delivery of the Warrant Shares being issued in accordance with this Article 3, provide by notation in the Warrant Register the number, if any, of Warrant Shares that remain subject to purchase by the Holders upon exercise.

Section 3.06 Valid Issuance of Warrant and Warrant Shares. With respect to the execution and delivery of this Warrant and each exercise of this Warrant, the Corporation hereby represents, warrants, covenants and agrees:

(a) The Corporation is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(b) The Corporation has the corporate power and authority to execute and deliver this Warrant and to perform its obligations hereunder. The Corporation has taken all corporate actions or proceedings required to be taken by or on the part of the Corporation to authorize and permit the execution and delivery by the Corporation of this Warrant and the performance by the Corporation of its obligations hereunder and the consummation by the Corporation of the transactions contemplated hereby. This Warrant has been duly executed and delivered by the Corporation, and assuming the due authorization, execution and delivery by the Holders, constitutes the legal, valid and binding obligation of the Corporation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) The execution and delivery by the Corporation of this Warrant, the performance by the Corporation of its obligations hereunder and the consummation by the Corporation of the transactions contemplated hereby will not violate (i) any provision of law, statute, rule or regulation applicable to the Corporation, (ii) the certificate of incorporation or bylaws of the Corporation, (iii) any applicable order of any court or any rule, regulation or order of any governmental authority applicable to the Corporation or (iv) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which the Corporation is a party or by which its property is or may be bound, except, in each case, for any such violation that would not impair in any material way the Corporation's ability to perform its obligations under this Warrant.

(d) Assuming the accuracy of the Holders’ several representations and warranties set forth in Article 5, the issuance of this Warrant (and the issuance of the Warrant Shares upon exercise of this Warrant) is exempt from the registration requirements of the Securities Act and all other applicable state blue sky or other securities laws, statutes, rules or regulations.

(e) None of the Corporation, its Affiliates or any Person acting on any of their behalf (other than the Holders and their Affiliates), directly or indirectly, has offered, sold or solicited any offer to buy and will not, directly or indirectly, offer, sell or solicit any offer to buy, any security of a type or in a manner which would be integrated with the issuance of this Warrant. None of the Corporation, its Affiliates or any Person acting on any of their behalf (other than the Holders and their Affiliates) has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Rule 502(c) promulgated under the Securities Act) in connection with the issuance of this Warrant.

(f) This Warrant has been duly authorized and is validly issued.

(g) Each Warrant Share issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, validly issued, fully paid and non-assessable, and free from preemptive or similar rights and free from all taxes, liens and charges with respect thereto (other than liens and charges arising solely from the actions and circumstances of any Holder).

(h) The Corporation will at all times during the Exercise Period maintain authorized and reserved for issuance solely for the purpose of effecting the exercise of this Warrant, such number of Common Shares as are then and from time to time subject to issuance upon the exercise in whole of this Warrant, which shares have not been subscribed for or otherwise committed or issued.

(i) The Corporation shall take all such action as many be necessary to ensure the par value per Warrant Share will at all times during the Exercise Period be less than or equal to the applicable Exercise Price.

(j) The Corporation shall take all such actions as may be necessary to ensure that all Warrant Shares are issued without violation by the Corporation of its certificate of incorporation, bylaws or any other constituent document and of any applicable law, statute, rule or regulation or any requirements of any securities exchange upon which the Common Shares or other securities constituting Warrant Shares may be listed at the time of such exercise (except for official notice of issuance which will be promptly delivered by the Corporation upon each such issuance).

(k) The Corporation shall use commercially reasonable efforts to cause the Warrant Shares, promptly upon such exercise, to be listed on the NASDAQ or any domestic securities exchange upon which Common Shares are listed at the time of such exercise.

(l) The Corporation shall pay all expenses in connection with, and all taxes (other than United States federal, state or local income taxes) and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise of this Warrant.

Article 4
Adjustment to Number of Warrant Shares

Section 4.01 Adjustment to Number of Warrant Shares. If the Corporation, at any time after the Issue Date but prior to the Expiration Time (or, if earlier, the exercise in full of this Warrant), (a) makes or declares a dividend or other distribution (in part or in full) on its outstanding Common Shares payable in Equity Interests of the Corporation, (b) subdivides (by any split, recapitalization or otherwise) its outstanding Common Shares into a greater number of Common Shares, or (c) combines (by combination, reverse split or otherwise) its outstanding Common Shares into a smaller number of Common Shares, then the remaining number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to any such dividend, distribution, subdivision or combination shall be proportionately adjusted so each Holder will thereafter receive upon exercise in full of this Warrant the aggregate number and kind of shares of Equity Interests of the Corporation that such Holder would have owned immediately following such action if this Warrant had been exercised in full immediately before the record date for such action. Any adjustment under this Section 4.01 shall become effective at the close of business on the record date of the dividend, distribution, subdivision or combination (or, if no record date is set (whether by action of the Corporation, through statute or otherwise), the date the dividend, distribution, subdivision or combination becomes effective). If any such event is announced or declared and the Warrant Shares are adjusted pursuant to this Section 4.01 but such event does not occur, the Warrant Shares shall be readjusted, effective as of the date the Board announces that such event shall not occur, to the number of Warrant Shares that would then be in effect if such event had not been declared. Whenever the number of Warrant Shares subject to this Warrant is adjusted pursuant to this Section 4.01, the Corporation shall provide the notice required by Section 6.01.

Section 4.02 Dissolution, Liquidation or Winding Up. If the Corporation, at any time after the Issue Date but prior to the Expiration Time (or, if earlier, the exercise in full of this Warrant), commences a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then (a) each Holder of this Warrant shall receive the kind and number of other securities or assets which such Holder would have been entitled to receive if such Holder had exercised in full this Warrant and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise immediately prior to the time of such dissolution, liquidation or winding up, and (b) the right to exercise this Warrant shall terminate on the date on which the holders of record of Common Shares shall be entitled to exchange their Common Shares for securities or assets deliverable upon such dissolution, liquidation or winding up.

Section 4.03 Fundamental Transactions. If the Corporation, at any time after the Issue Date but prior to the Expiration Time (or, if earlier, the exercise in full of this Warrant), effects any Fundamental Transaction, then upon consummation of such Fundamental Transaction, this Warrant shall automatically become exercisable for the kind and amount of securities, cash or other assets which each Holder of this Warrant would have owned immediately after such Fundamental Transaction if such Holder had exercised in full this Warrant immediately before the effective date of such Fundamental Transaction, assuming that such Holder failed to exercise its rights of election, if any, as to the kind or amount of securities, cash or other assets receivable upon the consummation of such Fundamental Transaction. With respect to any Fundamental Transaction that the Corporation has not publicly announced at least 15 days prior to the consummation of such Fundamental Transaction, (a) the Corporation will deliver to the Holders written notice of such Fundamental Transaction at least 15 days prior to the consummation of such Fundamental Transaction (which written notice will be treated as confidential by the Holders), and (b) each Holder agrees not to exercise this Warrant (or any portion thereof) during the two Business Days immediately preceding the consummation of such Fundamental Transaction. Concurrently with the consummation of any Fundamental Transaction, the Person formed by or surviving the Fundamental Transaction (if other than the Corporation), or if such Fundamental Transaction is a transfer of lease, the Person to which such transfer or lease shall have been made, shall, and the Corporation shall direct such Person to, enter into a supplemental agreement so providing and further providing for adjustments that shall be as nearly equivalent as may be practical to the adjustments provided for in this Article 4. If this Section 4.03 applies to a transaction, Section 4.01 shall not apply.

Article 5
Representations of Holders

Section 5.01 Investment Intent. Each Holder represents and warrants that it is acquiring this Warrant and the Common Shares underlying this Warrant (collectively, the “Securities”), solely for its beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Securities in violation of applicable securities laws.

Section 5.02 Unregistered Securities. Each Holder represents and warrants that it understands that the Securities have not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof, the availability of which depend in part upon the bona fide nature of its investment intent and upon the accuracy of its representations made herein.

Section 5.03 Reliance. Each Holder represents and warrants that it understands that the Corporation is relying in part upon the representations and agreements of the Holders contained herein for the purpose of determining whether the offer, sale and issuance of the Securities meet the requirements for such exemptions described in Section 5.02.

Section 5.04 Accredited Investor. Each Holder represents and warrants that it is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

Section 5.05Sophisticated Investor. Each Holder represents and warrants that it has such knowledge, skill and experience in business, financial and investment matters that it is capable of evaluating the merits and risks of an investment in the Securities, including experience in and knowledge of the industry in which the Corporation operates.

Section 5.06 Restricted Securities. Each Holder represents and warrants that it understands that the Securities will be “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the U.S. Securities and Exchange Commission provide in substance that it may dispose of the Securities only pursuant to an effective registration statement under the Securities Act or an exemption therefrom.

Section 5.07 Information. Each Holder represents and warrants that it has been furnished by the Corporation all information (or provided access to all information) regarding the business and financial condition of the Corporation, its expected plans for future business activities, the attributes of the Securities, and the merits and risks of an investment in such Securities which it has requested or otherwise needs to evaluate the investment in such Securities; that in making the proposed investment decision, such Holder is relying solely on such information, the representations, warranties and agreements of the Corporation contained herein and on investigations made by it and its representatives; that the offer to sell the Securities hereunder was communicated to such Holder in such a manner that it was able to ask questions of and receive answers from the management of the Corporation concerning the terms and conditions of the proposed transaction and that at no time was it presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general or public advertising or solicitation; and such Holder recognizes that an investment in the Securities involves risks and can result in a total loss of all funds invested.

Section 5.08 Non-Reliance. Notwithstanding anything in this Warrant to the contrary, each Holder hereby acknowledges, with respect to itself, that the Corporation may possess material non-public information with respect to the Corporation and/or its securities not known to each Holder as of the date hereof or at a time when each Holder exercises its right to purchase Warrant Shares pursuant to this Warrant and that any such information may impact the value of the Warrant and the Warrant Shares. Each Holder with respect to itself irrevocably waives any claim, or potential claim, that it may have based on the failure of the Corporation or its Affiliates, officers, directors, employees, agents or other representatives to disclose such information in connection with the execution and delivery of this Warrant or the purchase of Warrant Shares hereunder; provided, however, notwithstanding anything in this Section 5.08 or otherwise to the contrary, each Holder does not and shall not be deemed to have waived or otherwise compromised any rights or claims based upon or arising out of (i) the Corporation’s disclosure obligations under the federal securities laws with respect to any untrue statement of a material fact or omission to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading in any public statement or filing made by the Corporation pursuant to the Securities Exchange Act of 1934, as amended, or (ii) any breach or inaccuracy of any representation or warranty of the Corporation in this Warrant. Each Holder with respect to itself acknowledges that the Corporation would not enter into this Warrant in the absence of the agreements set forth in this Section 5.08.

Article 6
OTHER AGREEMENTS

Section 6.01 Notice of Adjustment. Upon any adjustment of the number of Warrant Shares subject to a Warrant and the Exercise Price pursuant to Article 4 hereof, the Corporation shall promptly thereafter cause to be given to the Holders written notice of such adjustments. Where appropriate, such notice may be given in advance. Such notice shall be delivered in accordance with Section 6.07 and shall state (a) the event giving rise to the adjustment, (b) the effective date of the adjustment and (c) the adjustment to the number of Warrant Shares subject to this Warrant and the adjusted Exercise Price pursuant to Article 4 hereof.

Section 6.02 Transfer of Warrant and Warrant Shares. No Holder may sell, transfer, assign, pledge, hypothecate, mortgage, dispose of or in any way encumber (“Transfer”) this Warrant (or any portion thereof) to another Person; provided that, each Holder may Transfer this Warrant (in whole but not in part) to any such Holder’s Affiliates (the “Successor Affiliate”) if such Successor Affiliate expressly assumes and agrees to succeed to, in writing reasonably satisfactory to the Corporation, all the rights and obligations of such Holder, including the restrictions in this Section 6.02, under this Warrant.

Section 6.03 Holders Not Deemed Stockholders; Limitations on Liability. This Warrant does not confer upon any Holder any right to vote or receive dividends or confer upon the Holders any of the rights of stockholders of the Corporation.

Section 6.04 Agreement to Comply with the Securities Act; Legend. Each Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 6.04 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell, assign, transfer, pledge or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except, in the case of any Warrant Shares, under circumstances that will not result in a violation of the Securities Act. All Warrant Shares issued upon exercise of this Warrant (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:

“These securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction. These securities may not be sold or offered for sale, pledged or hypothecated except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration thereunder, in each case in accordance with all applicable securities laws of the states or other jurisdictions, and in the case of a transaction exempt from registration, such securities may only be transferred if the transfer agent for such securities has received documentation reasonably satisfactory to it that such transaction does not require registration under the Securities Act.”

Section 6.05 Warrant Register. The Corporation shall keep and properly maintain at its principal executive offices books for the registration of this Warrant and any exercises thereof (the “Warrant Register”).

Section 6.06 Other Cooperation. If required, the Corporation will, in consultation and cooperation with the Holders, file or submit, and assist the Holders with any filing, submission or notification it makes, in connection with the exercise of this Warrant with or to any governmental entity any filing, report or notification necessary or advisable in connection with any antitrust, competition or merger control law applicable to such exercise and cooperate with the Holders, to obtain as promptly as practicable all approvals, authorizations, terminations or expiration of applicable periods and clearances in connection therewith. If any such approval, authorization, termination or clearance is required to permit the Holders to purchase any Warrant Shares for which an Exercise Certificate has been delivered to the Corporation but has not been obtained by the Expiration Time, the Expiration Time shall be deemed to be extended until such approval, authorization or clearance has been obtained, or termination or expiration of any applicable waiting period has occurred.

Section 6.07 Notices. Any notices or other communications required or permitted hereunder will be deemed to have been properly given and delivered if in writing by such Party or its legal representative and delivered personally or sent by email or nationally recognized overnight courier service guaranteeing overnight delivery, addressed as follows:

If to the Corporation:

TeraWulf Inc.

9 Federal Street

Easton, MD 21601

Attention: Patrick Fleury, Chief Financial Officer
Email: fleury@terawulf.com

with a copy to (which shall not constitute notice):

TeraWulf Inc.

9 Federal Street

Easton, MD 21601

Attention: Office of the General Counsel

Facsimile: (410) 770-9705

Email: legal@terawulf.com

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: David S. Huntington

Email: dhuntington@paulweiss.com

If to a Holder:

To its address set forth on its signature page to this Warrant

Unless otherwise specified herein, such notices or other communications will be deemed given: (a) on the date delivered, if delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; and (c) on the date delivered, if delivered by email during business hours (or one Business Day after the date of delivery if delivered after 5:00 p.m. in the place of receipt). Each of the Parties will be entitled to specify a different address by delivering notice as aforesaid to the other Party hereto.

Section 6.08 Entire Agreement. This Warrant is intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. Together with the Subscription Agreement, this Warrant supersedes all prior agreements and understandings between the Parties with respect to such subject matter hereof.

Section 6.09 Assignment by the Corporation. The Corporation may not, without the prior written consent of the Holders, sell, transfer (by operation of law or otherwise, except in connection with a Fundamental Transaction in compliance herewith) or assign this Warrant or any of its rights or obligations hereunder.

Section 6.10 No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Corporation and the Holders and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.

Section 6.11 Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.

Section 6.12 Amendment and Modification; Waiver. This Warrant may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by the Corporation or the Holders of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 6.13 Severability. If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 6.14 Governing Law. This Warrant shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 6.15 Submission to Jurisdiction. To the fullest extent permitted by law, each Party hereby consents irrevocably to personal jurisdiction, service and venue in connection with any claim arising out of this Warrant or the transactions contemplated hereby, in the courts of the State of New York located in New York County, New York and in the federal courts in the Southern District of New York. Service of process, summons, notice or other document by certified or registered mail to such Party’s address for receipt of notices pursuant to Section 6.07 shall be effective service of process for any suit, action or other proceeding brought in any such court. To the fullest extent permitted by law, each Party hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue or any such suit, legal action or proceeding in such courts and hereby further waives any claim that any suit, legal action or proceeding brought in such courts has been brought in an inconvenient forum.

Section 6.16 Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Warrant is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Warrant or the transactions contemplated hereby.

Section 6.17 Remedies. The Parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Warrant and that each Party, in its sole discretion, may apply to any court of law or equity of competent jurisdiction for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Warrant.

Section 6.18 Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

Section 6.19 No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

[Signature pages follow]

IN WITNESS WHEREOF, the Corporation has duly executed this Warrant as of the date first set forth above.

TERAWULF INC.
By:
Name:	Patrick Fleury
Title:	Chief Financial Officer

SIGNATURE PAGE TO WARRANT

Accepted and agreed by:

Allin WULF LLC

By:
Name:	Paul Prager
Title:	President

Address for Notices:

9 Federal Street

Easton, MD 21601

SIGNATURE PAGE TO WARRANT

Accepted and agreed by:

Lake Harriet Holdings, LLC

By:
Name:	Nazar Khan
Title:	President

Address for Notices:

4149 Dupont  Avenue S
Minneapolis, MN 55409

SIGNATURE PAGE TO WARRANT

EXHIBIT A

TERAWULF INC.
WARRANT EXERCISE CERTIFICATE

TO TERAWULF INC.:

As of the date hereof, the undersigned Holder has the right under the Subscription Agreement and Warrant Agreement, dated as of January 30, 2023, by TeraWulf Inc., a Delaware corporation (the “Warrant”) to purchase up to ______________________ Warrant Shares.  Each whole Warrant entitles the Holder, upon exercise during the period set forth in the Warrant Agreement, to receive from the Corporation that number of fully paid and non-assessable Warrant Shares as set forth above, at the Aggregate Exercise Price as determined pursuant to the Warrant Agreement, payable in lawful money of the United States of America upon surrender of this Warrant Certificate and payment of the Aggregate Exercise Price to the Corporation (or its duly designated agent), subject to the conditions set forth herein and in the Warrant Agreement.

Upon payment of the applicable Aggregate Exercise Price and any applicable withholding tax, the undersigned Holders hereby irrevocably elects to exercise their right represented by the Warrant to purchase _____________________________Warrant Shares, and requests that the Warrant Shares be issued in the following name:

Name

Address

Federal Tax Identification or Social Security No.

and, if the number of Warrant Shares shall not be all the Warrant Shares purchasable by the undersigned Holders upon exercise of the Warrant, that the Corporation make appropriate notation in the Warrant Register to reflect the Warrant Shares that remain subject to purchase upon exercise of the Warrant after giving effect to this Warrant Exercise Certificate.

Capitalized terms used herein and not otherwise defined herein have the meaning given to such terms in the Warrant.

* * * * * * *

Sincerely,
[ ]

By:
Name:
Title:

Schedule I

Holder Name	Warrants	Warrant Shares
Allin WULF LLC	1,190,476	1,190,476
Lake Harriet Holdings, LLC	1,190,476	1,190,476